Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 28, 2006, is by and among Dynegy Holdings Inc., a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (the “Guarantors”), Wilmington Trust Company, as trustee (the “Trustee”), and Wells Fargo Bank, N.A., as collateral trustee (the “Collateral Trustee”), supplementing that certain Indenture, dated as of August 11, 2003 (as amended and supplemented by the Supplemental Indenture, dated as of August 24, 2005, the “Indenture”), pursuant to which the Company issued its Second Priority Senior Secured Floating Rate Notes due 2008 of which there is currently outstanding an aggregate principal amount of $225,000,000 (such series, the “2008 Notes”), its 9.875% Second Priority Senior Secured Notes due 2010 of which there is currently outstanding an aggregate principal amount of $625,000,000 (such series, the “2010 Notes”) and its 10.125% Second Priority Senior Secured Notes due 2013 of which there is currently outstanding an aggregate principal amount of $899,600,000 (such series, the “2013 Notes” and, collectively with the 2008 Notes and the 2010 Notes, the “Notes”). All capitalized terms used in this Supplemental Indenture that are defined in the Indenture, either directly or by reference therein, have the respective meanings assigned to them therein, except to the extent such terms are otherwise defined in this Supplemental Indenture or the context clearly requires otherwise.

RECITALS

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Trustee and the Collateral Trustee may amend or supplement the Indenture with respect to a particular series of the Notes with the consent of the Holders of at least a majority in principal amount of such series of the Notes;

WHEREAS, Section 12.04(a)(7)(A) of the Indenture provides that the Note Liens on Equity Interests shall be released upon the prior consent of Holders of at least two-thirds in aggregate principal amount of each series of the Notes then outstanding;

WHEREAS, Section 9.01(8) of the Indenture provides in part that the Company, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement the Indenture without the consent of any Holder of the Notes to confirm any release of Collateral that becomes effective as set forth in the Indenture;

WHEREAS, the Company has offered to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 15, 2006, as supplemented by the Supplement thereto dated March 20, 2006, and the related Consent and Letter of Transmittal, any and all of the outstanding Notes (the “Offer”);

WHEREAS, in connection with the Offer, the Company has solicited consents (the “Solicitation”) from the Holders of the Notes to (i) certain proposed amendments to the Indenture to, operative at the Acceptance Time (as defined herein): (a) eliminate substantially all of the restrictive covenants, (b) eliminate or modify certain events of default and (c) eliminate or modify related provisions contained in the Indenture (the “Proposed Amendments”); and (ii) operative at the Acceptance Time, release the Note Liens on Equity Interests securing the obligations of the Company and the Guarantors under the Indenture (the “Proposed Releases”);

WHEREAS, pursuant to the Solicitation, the Holders of a majority in principal amount of each series of the Notes have consented to the Proposed Amendments, and the Holders of two-thirds in aggregate principal amount of each series of the Notes have consented to the Proposed Releases;

WHEREAS, pursuant to the terms of the Offer and the Solicitation, the consent of a Holder to the Proposed Amendments and Releases is deemed to be a consent to the inclusion in this Supplemental Indenture of provisions evidencing and confirming the Proposed Releases;

WHEREAS, the Company desires to execute and deliver, and has requested the Trustee and the Collateral Trustee to join with the Company and the Guarantors in the execution and delivery of, this Supplemental Indenture for the purpose of (i) amending the Indenture to effect the Proposed Amendments and (ii) evidencing and confirming the Proposed Releases;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to execute and deliver this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Guarantors; and

WHEREAS, the Company has furnished, or caused to be furnished, to the Trustee and the Collateral Trustee, and the Trustee and the Collateral Trustee have both received, (i) an Officers’ Certificate complying with Sections 9.06 and 12.04(b)(1) of the Indenture, requesting the Proposed Releases pursuant to Section 12.04(a)(7) of the Indenture and attaching thereto instruments (the “Release Instruments”) requested by the Company to be executed and delivered by the Collateral Trustee or the Joint Collateral Agent, as applicable, to effectuate or confirm the Proposed Releases; and (ii) an Opinion of Counsel stating, among other things, that this Supplemental Indenture is authorized or permitted by the Indenture and that the Proposed Releases are required by Section 12.04(a) of the Indenture, as well as a certified copy of the resolutions of the Company’s Board of Directors authorizing the execution of this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors, the Trustee and the Collateral Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

1. Proposed Amendments. Subject to Section 4 below, the following provisions of the Indenture are hereby amended as follows:

(a) Amendments to Article 3. Section 3.09 (Offer to Purchase by Application of Excess Proceeds) of the Indenture is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.” Any references to such deleted section in the Indenture are also hereby deleted in their entirety.

(b) Amendments to Article 4. Each of Section 4.03 (Reports), Section 4.04(b) (Compliance Certificate), Section 4.05 (Taxes), Section 4.06 (Stay, Extension and Usury Laws), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries), Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred

Stock), Section 4.10 (Asset Sales), Section 4.11 (Transactions with Affiliates), Section 4.12 (Liens), Section 4.13 (Business Activities), Section 4.14 (Corporate Existence), Section 4.15 (Offer to Repurchase Upon Change of Control), Section 4.16 (Limitation on Sale and Leaseback Transactions), Section 4.17 (Additional Note Guarantees), Section 4.18 (Designation of Restricted and Unrestricted Subsidiaries), Section 4.19 (No Amendment to Subordination Provisions), Section 4.20 (Payments for Consent), Section 4.21 (Changes in Covenants when Notes Rated Investment Grade) and Section 4.22 (Further Assurances; Collateral Inspections and Reports; Costs and Indemnification) of the Indenture is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.” Any references to such deleted sections in the Indenture are also hereby deleted in their entirety.

(c) Amendments to Article 5. Section 5.01(a)(4) (Merger, Consolidation, or Sale of Assets) of the Indenture is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.” Any references to such deleted section in the Indenture are also hereby deleted in their entirety.

(d) Amendments to Article 6. (i) Section 6.01 (Events of Default) of the Indenture is hereby amended to read, in its entirety, as follows:

Section 6.01 Events of Default.

Each of the following is an Event of Default for each series of Notes:

(1) default for 30 days in the payment when due of interest on any Notes of such series;

(2) default in payment when due of the principal of, or premium, if any, on any Notes of such series;

(3) Intentionally Omitted;

(4) failure by Dynegy or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the applicable series of Notes then outstanding to comply with any of the other agreements in this Indenture or the Security Documents;

(5) Intentionally Omitted;

(6) Intentionally Omitted;

(7) Intentionally Omitted;

(8) Intentionally Omitted;

(9) the Company:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a custodian of the Company or for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(ii) Section 6.02 (Acceleration) of the Indenture is hereby amended to read, in its entirety, as follows:

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the applicable series of Notes then outstanding may declare all the Notes of such series to be due and payable immediately.

2. Defined Terms. Subject to Section 4 below, (a) any defined terms and the definitions thereof set forth in Section 1.01 (Definitions) of the Indenture or defined terms listed in Section 1.02 (Other Definitions) of the Indenture that are no longer used as a result of the amendments to the Indenture set forth in this Supplemental Indenture are hereby deleted and replaced with the phrase “Intentionally Omitted”; and (b) the definition of any defined term used in the Indenture, where such definition is set forth in any of the sections or clauses that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture after the amendments to the Indenture set forth in this Supplemental Indenture become operative pursuant to Section 4, shall be deemed to become part of, and defined in, Section 1.01 (Definitions) of the Indenture, such defined terms, if any, to be in alphanumeric order within Section 1.01 (Definitions) of the Indenture.

3. Lien Releases. Subject to Section 4 below, (i) the Note Liens on Equity Interests securing the obligations of the Company and the Guarantors under the Indenture are hereby released; and (ii) in accordance with Section 12.04(b) of the Indenture, the Trustee is hereby authorized to, and shall, instruct the Collateral Trustee or the Joint Collateral Agent, as

applicable, to execute and deliver, and the Collateral Trustee or the Joint Collateral Agent, as applicable, is hereby authorized to, and shall, promptly execute and deliver, all of the Release Instruments.

4. Effect and Operation of Supplemental Indenture. (a) This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors, the Trustee and the Collateral Trustee but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, (i) the amendments to the Indenture set forth in Section 1(a) through (d) and Section 2 of this Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Offer and the Solicitation are accepted for purchase by the Company (the time at which the tendered Notes are so accepted for purchase, the “Acceptance Time”) and the Indenture will remain in effect in its current form until such amendments become operative, and (ii) the release of the Note Liens on Equity Interests securing the obligations of the Company and the Guarantors under the Indenture shall not become operative until the Acceptance Time. If the Offer and the Solicitation are terminated, withdrawn or otherwise not completed, this Supplemental Indenture will have no force or effect, the amendments to the Indenture set forth in Section 1(a) through (d) and Section 2 of this Supplemental Indenture will not become operative and the release of the Note Liens on Equity Interests securing the obligations of the Company and the Guarantors under the Indenture will not become operative.

(b) Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. In the event of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

5. Conforming Amendments. Effective upon the Acceptance Time, the form of Series A Note, form of Series B Note and form of Series C Note attached as Exhibits A1, A2 and A3, respectively, to the Indenture, as well as each of the outstanding Notes, are hereby amended to make any and all changes that correspond to the amendments to the Indenture set forth in Section 1(a) through (d) of this Supplemental Indenture.

6. Interpretation. Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

7. Trustee and Collateral Trustee.

(a) Trustee and Collateral Trustee’s Acceptance. Subject to Section 4 above, the Trustee and the Collateral Trustee hereby accept this Supplemental Indenture and agree to perform the same under the terms and conditions set forth in the Indenture.

(b) Trustee and Collateral Trustee Not Responsible for Recitals. The Trustee and the Collateral Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Supplemental Indenture, or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company.

(c) Certain Duties and Responsibilities of the Trustee and Collateral Trustee. In entering into this Supplemental Indenture, the Trustee and the Collateral Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee and the Collateral Trustee, whether or not elsewhere herein so provided.

8. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture shall not in any way be affected or impaired thereby.

9. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

10. Benefits of this Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

11. Successors. All agreements of the Company, the Trustee and the Collateral Trustee in this Supplemental Indenture shall bind their respective successors.

12. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

13. Effect of Headings. The section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

14. Counterparts. The parties hereto may sign multiple counterparts of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

DYNEGY HOLDINGS INC.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Dynegy Inc.

BG Holdings, Inc.

Illinova Corporation

Illinova Energy Partners, Inc.

Illinova Generating Company

IGC Grimes County, Inc.

IGC Grimes Frontier, Inc.

IPG Ferndale, Inc.

IPG Paris, Inc.

Charter Oak (Paris), Inc.

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

Dynegy Midstream Holdings, Inc. Dynegy Storage Technology and Services, Inc. Dynegy Gas Transportation, Inc. On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Dynegy Power Corp.

Dynegy Services, Inc.

Dynegy Engineering, Inc.

Dynegy Operating Company

Dynegy Power Management Services, Inc.

Northway Cogen, Inc.

Dynegy Power Services, Inc.

Michigan Cogen, Inc.

Oyster Creek Cogen, Inc.

DPC Colombia - Opon Power Resources Company

Riverside Generation, Inc.

Rolling Hills Generation, Inc.

Dynegy Northeast Generation, Inc.

Dynegy Midstream GP, Inc.

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS: DPC II Inc. Dynegy Power Management Services, L.P.,

	By:	Dynegy Services, Inc., its general partner

Calcasieu Power, Inc.

Dynegy Parts And Technical Services, Inc.

HEP Cogen, Inc.

Dynegy Power Investments, Inc.

Dynegy Power Nevada, Inc.

Michigan Power, Inc.

OCG Cogen, Inc.

RRP Company

Termo Santander Holding, LLC

Riverside Generating Company, L.L.C.

Dynegy Renaissance Power, Inc.

Hudson Power, L.L.C.

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Dynegy Upper Holdings, L.L.C.

Havana Dock Enterprises, LLC

DMT G.P., L.L.C.

Dynegy Coal Trading & Transportation, L.L.C.

Black Thunder Member, Inc.

Calcasieu Power, L.L.C.

Cogen Power, Inc.

Dynegy Power Holdings, Inc.

Bluegrass Generation, Inc.

Dynegy Cabrillo II LLC

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS: DMG Enterprises, Inc. DMT Holdings, Inc. DMT Holdings, L.P.

	By:	DMT G.P., L.L.C., its general partner

NGC Storage, Inc. Parish Power, Inc. Delta Cogen, Inc. Cogen Power, L.P.

	By:	CoGen Power, Inc., its general partner
Black Mountain Cogen, Inc. Bluegrass Generation Company, L.L.C. Dynegy Holding Company, L.L.C. On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Blue Ridge Generation Inc.

Chickahominy Generating Company

Florida Mercantile Power, Inc.

Gasification Services, Inc.

Heard County Power, L.L.C.

Dynegy Roseton, L.L.C.

Dynegy Global Energy, Inc.

Dynegy GP INC.

Dynegy Technology Capital Corp.

Dynegy Strategic Investments, L.P.

	By:	Dynegy Strategic Investments GP, L.L.C., its general partner

Rolling Hills Generating, L.L.C. Dynegy Energy Services, Inc. DES Northeast, Inc. On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Blue Ridge Generation LLC

Chickahominy Power, LLC

Palmetto Power, L.L.C.

Georgia Mercantile Power, Inc.

Dynegy Hudson Power Retail, L.L.C.

Dynegy Broadband Marketing And Trade

Dynegy Marketing And Trade

	By:	Dynegy GP, Inc. its general partner

Dynegy Strategic Investments GP, L.L.C. Renaissance Power, L.L.C. Dynegy Power Marketing, Inc. Illinois Power Energy, Inc. On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

DEM GP, LLC

Dynegy Administrative Services Company

Dynegy Midwest Generation , Inc.

Chesapeake Power, Inc.

DPC Power Resources Holding Company

Rockingham Power, L.L.C.

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS:

Dynegy Energy Marketing, LP

By:   DEM GP, LLC, its general partner

NIPC, Inc.

Dynegy Catlin Member, Inc.

Dynegy I.T., Inc.

James River Energy Corp.

Dynegy Power Development Company

On behalf of each of the entities listed above:

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

Dynegy Danskammer, L.L.C.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

GUARANTORS: Dynegy Strategic Investments LP, Inc.

By:	/s/ Charles C. Cook
Name:	Charles C. Cook
Title:	Senior Vice President and Treasurer

Dynegy Management, Inc. DMT L.P., L.L.C. DEM LP, LLC On behalf of each of the entities listed above:

By:	/s/ Kenneth B. Pollmann
Name:	Kenneth B. Pollmann
Title:	Vice President

TRUSTEE: Wilimington Trust Company

By:	/s/ Steven Cimalore
Name:	Steven Cimalore
Title:	Vice President

COLLATERAL TRUSTEE: Wells Fargo Bank, N.A.

By:	/s/ Jeffery Rose
Name:	Jeffery Rose
Title:	Vice President